Exhibit 10.4
SEPARATION AGREEMENT AND GENERAL RELEASE
This Confidential Separation Agreement and General Release ("Agreement"), dated as of June 11, 2026, is made by and between Trulieve Cannabis Corp. ("Company"), and Jason Pernell ("Employee"), and will become effective upon the 8th day after execution by the Employee, if not timely revoked, as set forth in Section 21.
WHEREAS, the Company and Employee have mutually agreed that Employee shall terminate his employment; and
WHEREAS, the date of termination ("Termination Date") is June 11, 2026; and
WHEREAS, the Employee desires to release all claims and causes of action, if any, Employee may have arising from or relating to Employee's employment or service or termination from Company or otherwise; and
WHEREAS, the Employee and the Company desire to establish their respective rights and obligations related to this release of claims, now and for the future;
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which both parties acknowledge, the parties mutually agree as follows:
1.    Revocation of Authority. Employee's authority to access Company systems, authority to act on behalf of the Company, or represent an affiliation with the Company, is revoked effective on the Termination Date, notwithstanding Employee's execution of this Agreement.
2.    Termination. Employee's employment with the Company is terminated effective June 11, 2026. Within 30 days of the Termination Date, Employee shall be paid for reimbursement of any business expenses validly incurred prior to the Termination Date pursuant to the Company's normal payroll practice. Except for those obligations contained in the Executive Employment Agreement between Employee and the Company, dated as of February 26, 2025 (the "Executive Employment Agreement"), the Trulieve Cannabis Corp. Third Amended and Restated 2021 Omnibus Incentive Plan (the "Trulieve Plan"), as amended, and contained in this Agreement, which imposes post-employment obligations on Employee and on Company, this Agreement extinguishes all rights and obligations, if any, which Employee may have, and rights and obligations, if any, which Company may have, contractual or otherwise, relating to the employment or termination of employment of Employee with Company. In response to any inquiries regarding Employee, the Company agrees to provide a neutral reference, which includes hire date, termination date, and job title. Requests for employment reference must be sent to Nichelle.Miller@trulieve.com.
3.    Confidentiality of Agreement. The parties agree that Section 6 of the Executive Employment Agreement is incorporated herein in full force and effect. Employee further acknowledges and agrees that Employee will not, and to date has not, unless required by law or otherwise permitted by Company, disclose, or disclosed, to others any information regarding the terms of this Agreement, the benefits being paid under, or related to, it or the fact of payment (which are deemed confidential), except that Employee may disclose this information to Employee's spouse, attorney, accountant or other professional advisor to whom Employee must make the disclosure in order to receive professional services, and to a governmental and/or regulatory agency, including the IRS, or as otherwise compelled by law However, Employee acknowledges that Employee must instruct them about the confidential nature of this Agreement and their obligation to maintain the confidentiality of this information. It is not a violation of this Agreement for Employee to disclose to prospective employers her post-employment obligations. Further, it is not a violation of this Agreement for Employee to disclose this Agreement if requested by any attorney bar/licensing agency or association, any judicial nominating committee or the federal government for purposes of obtaining employment.
4.    Immunity Notice-Defend Trade Secrets Act of 2016. Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Should Employee file a lawsuit against an employer for retaliation for reporting a suspected violation of law, Employee may disclose the trade secret to Employee's attorney and use the trade secret information in the court proceeding, if Employee: (1) files any document containing the trade secret under seal; and (2) does not disclose the trade secret, except pursuant to court order.
5.    Compensation. All compensation herein is subject to the Company's rights and Employee's obligations set forth in the Executive Employment Agreement.
(a)    Bonus Payments. Contingent upon Employee's compliance with all of the provisions of this Agreement, following the Termination Date, Company agrees:
(ii)    Employee shall be paid the Quarterly Performance Bonus for second quarter of2026 pursuant to the Company's customary executive bonus payment practices, in accordance with the Company's regular payroll practices and subject to all customary withholding and deductions.
(iii)    Employee shall be paid a prorated portion of the balance of the Target Performance Bonus for fiscal year 2026 pursuant to the Company's customary executive bonus payment practices after 2026 earnings.
(a)    Separation Pay. Contingent upon Employee's compliance with all of the provisions of this Agreement, following the Termination Date, Company agrees to pay (the "Separation Pay"):
(i)    Employee shall be paid a severance amount of$15,000.
(ii)    If the Employee timely and properly elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), the Company shall pay to the COBRA administrator on the Employee's behalf the full amount of the COBRA premium due for medical, dental, and vision coverage for the Employee and any of the Employee's covered dependents which is equivalent to the coverage the Employee maintained prior to termination of the Employee's employment with the Company until the earliest of: (i) the eighteenth (18) month anniversary of the Employee's

Termination Date, or (ii) the date on which the Employee either receives or becomes eligible to receive substantially similar coverage from another employer.
(iii)    Any issued and unvested equity awards shall vest upon your Termination Date. Taxes shall be calculated as of the date the equity vests, in accordance with the Company's regular payroll practices and subject to all customary withholding and deductions.
(a) Full and Adequate Consideration. Employee acknowledges and agrees that the Separation Pay and other benefits provided for in this Agreement shall constitute full and adequate consideration that Employee would not otherwise be entitled but for the promises and obligations set forth in this Agreement, including Employee's waiver and general release of claims against Company. Employee acknowledges that the Company has no further obligation to Employee, including to pay any additional amounts of money, other than as set forth in this Agreement.
6.    Claims. Employee represents, warrants and agrees that Employee has not filed any claims, appeals, complaints, or lawsuits against the Released Parties (as defined in Section 9 below), or any of them, with any court or alternative judicial forum. The word "claims," as used in this Agreement, includes all claims for monetary and non-monetary relief, including claims for economic, emotional, and punitive damages, attorneys' fees and costs. The word "claims" also includes all claims arising out of Employee's employment and/or separation from employment with Company, including claims arising out of any contract or employment policy; tort claims such as defamation, intentional infliction of emotional distress, and negligence; any claims for wrongful discharge; and claims under any federal, state, or local statute, regulation or ordinance.
7.    Employee's Representations.
(a)    Employee acknowledges that, but for any earned but yet unpaid salary for the pay period that includes the Termination Date, Employee has been fully and properly paid all salary, reimbursement expenses and/or any and all other pay and incentives due to Employee based upon actual work performed and efforts extended by Employee and at the proper rates of pay; that Employee has been provided with all leave or other accommodations (including under the Family and Medical Leave Act and/or the Americans with Disabilities Act) to which Employee may have been entitled, if any, and that Employee has not suffered any workplace illness or injury other than any illness or injury which Employee has already advised the Company in writing, if any. Employee further acknowledges and agrees that Employee has not made any claims or allegations to the Company related to sexual harassment, sex discrimination, or sexual abuse, that Employee knows of no such claims to be made related to Employee's employment and that none of the payments set forth in this Agreement are related to sexual harassment, sex discrimination, or sexual abuse.
(b)    In furtherance of the maintenance of a stable market for the subordinate voting shares of the Company on the New York Stock Exchange and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Employee agrees that he will not offer, issue, sell, grant, secure, pledge, or otherwise transfer, dispose of or monetize, or engage in any hedging transaction, or enter into any form of agreement or arrangement, the consequence of which is to alter economic exposure to, or announce any intention to do so, in any manner whatsoever, any subordinate voting shares of the Company or securities convertible into, exchangeable for or otherwise exercisable to acquire subordinate voting shares or other equity securities of the Company held in his name for a period of one year from the date hereof.

8.    Covenant Not to Sue or Accept Relief. Employee agrees that Employee will not institute suit against the Company or each or any of the Released Parties (defined in Section 9 below), except solely for the purpose of enforcing Employee's rights under this Agreement or the Executive Employment Agreement, the Trulieve Plan, and each of the respective award agreements. Employee specifically does not waive Employee's right to: (a) file a charge with the Equal Employment Opportunity Commission, the National Labor Relations Board, Occupational Safety and Health Administration, Securities and Exchange Commission, or any other comparable local, state, or federal administrative body or government agency; (b) initiate or respond to communications from the EEOC or any other government agency; or (c) testify truthfully in a legal proceeding to the extent such communication is compelled or protected by law. Further, nothing in this Agreement shall be construed to prohibit Employee from: (i) reporting possible violations of any law, rule or regulation to any governmental agency or entity charged with enforcement of any law, rule or regulation, or (ii) making other disclosures that are protected under the whistleblower provisions of any law, rule or regulation. Notwithstanding the foregoing, Employee expressly waives Employee's right to recover damages and to be awarded equitable and/or injunctive relief against the Company or each or any of the Released Parties in connection with any administrative or court action, and whether brought by Employee or on Employee's behalf, related in any way to the matters released herein.
9.    Mutual Full and General Release. Employee (including on behalf of any and all of Employee's heirs, successors, assigns, agents, and representatives), knowingly and voluntarily agrees to waive, settle, release and discharge the Company and all of its present or former subsidiaries and affiliates, parent or related entities, including but not limited to Trulieve Cannabis Corp., Trulieve, Inc., Trulieve Holdings, Inc., and all of their respective affiliates, parents, subsidiaries, affiliates, predecessors, successors, limited partners, general partners, operating divisions, joint ventures and all related entities thereof, as well as their respective directors, officers, employees, agents, attorneys, shareholders, and Employee benefit plans and their fiduciaries and administrators (collectively the "Released Parties"), from any and all claims, demands, damages (compensatory or punitive), actions or causes of action, whether in tort or contract, at law or in equity, for intentional conduct, negligence, or in strict liability, including any claims for breach of contract, violation of internal procedure or policy, wrongful termination in violation of public policy, wrongful discharge or termination, defamation, loss of reputation, interference with contractual relations or prospective economic advantage, intentional infliction of emotional distress, discrimination, harassment or retaliation, or otherwise relating to wages, salary, conditions, benefits, incentives, expenses, costs, attorneys fees, damages, compensation or remuneration which Employee has against any of them arising out of or relating to Employee's employment with the Company or the termination or any other change of status of Employee's employment with the Company, or otherwise up to and including the date Employee signs this Agreement, including but not limited to claims under the following statutes: the Age Discrimination in Employment Act ("ADEA''); the Older Workers Benefit Protection Act ("OWBPA"); Title VII of the Civil Rights Act of 1964, as amended 1991, 42 U.S.C. § 1981; the Americans with Disabilities Act ("ADA"); the Employee Retirement Income Security Act
("ERISA"); the Consolidated Omnibus Budget Reconciliation Act ("COBRA"); the Occupational Safety and Health Act ("OSHA"); the Fair Labor Standards Act ("FLSA"); the Family and Medical Leave Act C'FMLA"); the Equal Pay Act ("EPA"); the Worker Adjustment and Retraining Notification Act ("WARN"); the Immigration Reform and Control Act ("IRCA"); the Sarbanes-Oxley Act; the Federal False Claims Act; the Internal Revenue Code; the National

Labor Relations Act; the Florida Civil Rights Act ("FCRA"), § 760.01, et seq., Florida Statutes; the Florida Equal Pay Act, § 725.07, Florida Statutes; the Florida Whistleblower Act, § 448.102, et seq., Florida Statutes; Florida's Workers' Compensation Statutes, Fla. Stat. Ch. 440; Florida's Workers' Compensation Anti-Retaliation Provision, Fla. Stat. § 440.205; Chapter 9 of the Code of Ordinance, Leon County, Florida; Florida's Wage Rate Provision, § 448.07, Florida Statutes; Florida's Attorneys' Fee Recovery in Wage Claims, Fla. Stat. § 448.08; the Florida Minimum Wage Act and any other Florida wage payment laws; Arizona Civil Rights Act (Ariz. Rev. Stat. Ann. §§ 41-1461 through 41-1465), the Arizona Employment Protection Act, the Arizona Minimum Wage Act, the Arizona Medical Marijuana Act, the Arizona Fair Wages and Healthy Families Act, Arizona wage payment laws, A.R.S. §§23-350 to 23.361.02, and any and all other local, state and/or federal human or civil rights, wage-hour, pension or labor laws, rules, regulations and/or ordinances which relate to employment, discrimination, retaliation, or payment of wages or other compensation or otherwise; and any and all other federal, state, and local laws that can be lawfully waived. Nothing in this Agreement waives any rights or claims to: (i) vested benefits pursuant to any Company sponsored ERISA-benefit plan, or retirement plan, including any 401(k); (ii) continue insurance coverage pursuant to COBRA; (iii) indemnification pursuant to any Company director's and officer's insurance and/or any professional liability insurance and/or any other policies of insurance of the Company; (iv) vested equity and equity awards pursuant to the Trulieve Plan or any other equity and/or stock option agreements/plans between Employee and the Company; and (v) the Company's obligations to Employee under the Executive Employment Agreement, including but not limited to Section 8 (Non-Disparagement) and Section 11 (Indemnification), and (vi) rights and claims under all notices of equity awards and stock plans.
The Company, any affiliated companies, including past and present parents and subsidiaries, successors and assigns of any of them knowingly and voluntarily release and forever discharge Employee of and from any and all claims, known and unknown, anticipated and unanticipated, asserted and unasserted, which the Company has or may have against Employee as of the date of execution of this Agreement, including, but not limited to, any alleged violation of any federal, state or local law, rule, regulation or ordinance; any public policy, contract, tort, or common law; or any basis for recovering costs, fees, or other expenses including attorneys' fees incurred in this matter.
10.    Non-Disparagement. The parties agree that Section 8 of the Executive Employment Agreement is incorporated herein in full force and effect. The parties agree not to disparage each other to third parties. If the Company is contacted or contacts any state/federal bar or any state/federal bar-related entity, including any judicial qualification or attorney qualification inquiry, it agrees to limit its responses regarding Employee's employment to Employee's tenure and position. If anything negative is shared regarding Employee during any such communication, the Company must report this to Employee and Employee is free to respond without violating this Agreement. This provision shall not prohibit any individual associated with the Company from testifying truthfully in a legal proceeding to the extent such communication is compelled or protected by law.
11.    Binding Release. This Agreement is binding on the parties hereto and their respective successors, heirs, administrators, executors and assigns. The rights and benefits of Employee under this Agreement being personal to the Employee, they may not be assigned by Employee without the prior written consent of Company. However, Employee expressly acknowledges and agrees that the provisions of this Agreement, and any and all terms which are expressly incorporated herein, are enforceable against Employee by the Company's successors and/or assigns.
12.    Non-Admission of Liability. By entering into this Agreement, neither Employee nor any Released Party admits any liability or wrongdoing.
13.    Non-Interference with Employee's Agencv Rights. Employee understands that the terms of this Agreement, including the provisions regarding waiver and release, non-disparagement, and confidentiality, are not intended to interfere with or waive any right (if any such right otherwise existed) to file a charge, cooperate, testify or participate in an investigation with any appropriate federal or state governmental agency, including the ability to communicate with such agency. However, Employee acknowledges and understands that by signing this Agreement, Employee is fully waiving and releasing the right to receive or accept any individual remedy or relief, monetary or otherwise, obtained through the efforts of any such agency on Employee's behalf or on behalf of a class of individuals through which action or proceeding Employee might otherwise have a right or benefit.
14.    Agreement Voluntary. Employee acknowledges and agrees that Employee has carefully read this Agreement and understands that, except as expressly reserved herein, it is a release of all claims, known and unknown, past or present, to the fullest extent permitted by law. Employee warrants that Employee is fully competent to execute this Agreement which Employee understands to be contractual. Employee further acknowledges that Employee executes this Agreement of Employee's own free will, after having a reasonable period of time to review, study and deliberate regarding its meaning and effect, and after being advised in writing to consult an attorney, and without reliance on any representation of any kind or character not expressly set forth herein. Further, Employee executes this Agreement fully knowing its effect and does so having investigated any provision to which Employee had any question and voluntarily for the consideration described herein.
15.    Miscellaneous Provisions. This Agreement along with the Executive Employment Agreement (as modified and/or amended herein), the Trulieve Plan, and each of the respective award agreements, constitute the sole and entire agreement of the parties with respect to the subject matter hereof, and supersede any and all prior or contemporaneous understandings or agreements between the parties, whether oral or written, except as expressly provided herein. This Agreement shall be governed by the laws of the State of Florida, without regard to conflict oflaw principles.
16.    Arbitration. Any disputes arising from or related to this agreement are subject to the governing law and arbitration clause contained in the Executive Employment Agreement (Section 16).
17.    Breach of Agreement. In the event an arbitrator determines either party breached any provisions of (i) this Agreement, or (ii) obligations of either party under the Executive
Employment Agreement (specifically including Sections 6, 7, 8, 9 and 10 of the Executive Employment Agreement), the Trulieve Plan and each of the respective award agreements, the parties agree that the non-breaching party shall be entitled to seek all damages, in law or in equity, allowable by law, including attorneys' fees and costs. In the event Company alleges a breach by Employee of this Agreement, or (ii) obligations of either party under the Executive Employment Agreement (specifically including Sections 6, 7, 8, 9 and 10 of the Employment Agreement), the Trulieve Plan and each of the respective award agreements, and subject to section 3(g) of this Agreement, any outstanding Separation Pay payable shall be abated pending resolution of such arbitration.
18.    With the exception of violations of paragraphs 6 (Nondisclosure of Confidential Information), 7(b) (Non-Solicitation of Employees, Consultants, and Independent Contractor), 8 (Non-Disparagement) of the Executive Employment Agreement and paragraph 8 herein, if Company believes that Employee has violated any term of this Agreement and/or any award agreements, Company shall provide written notice to Employee within 30 days of Company's actual knowledge of information giving rise to its belief, and the written notice shall specifically describe the activity or conduct Company believes is a violation of this Agreement and/or any award agreements and specify the applicable Paragraph(s) claimed to be violated. Company shall provide Employee with 30 days' opportunity to cure such violation prior to taking legal action. In the event of a suspected breach of the provisions enumerated above, the Company may seek legal remedy without opportunity to cure, however, will provide notice to Employee before doing so.
19.    Mutual Waiver of Jury Trial in Court Proceedings. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO DEMAND A TRIAL BY JURY FOR ANY CAUSE OF ACTION, CLAIM, RIGHT, ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE RELATIONSHIP OF THE PARTIES. THIS WAIVER EXTENDS TO ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY ARISING FROM ANY SOURCE, INCLUDING, BUT NOT LIMITED TO, THE CONSTITUTION OF THE UNITED STATES, THE CONSTITUTION OF ANY STATE, COMMON LAW OR ANY APPLICABLE STATUTE OR REGULATION. EACH PARTY HEREBY ACKNOWLEDGES THAT IT IS KNOWINGLY AND VOLUNTARILY WAIVING THE RIGHT TO DEMAND TRIAL BY JURY.
20.    Modifications to Agreement. This Agreement shall not be modified unless beforehand in writing, signed by all parties. Any waiver of any part of this Agreement shall not be a waiver of any other part of the whole, nor shall any waiver of a breach of this Agreement in whole or in part constitute a waiver of any other or succeeding breach. In case any one or more of the provisions in this Agreement, or a portion thereof, shall be held to be invalid, illegal or unenforceable for any reason, the invalidity, illegality or unenforceability of any provisions or portions shall not affect any other provision or portion hereof; this Agreement shall be construed as if the invalid, illegal or unenforceable provision or portion had never been contained in this Agreement.
21.    Effectiveness. Employee acknowledges and agrees that Employee: (i) is receiving, pursuant to this Agreement and the Executive Employment Agreement, consideration in addition to anything of value to which Employee is already entitled (ii) does not, by the terms of this Agreement, waive claims or rights that may arise after the date Employee executes this Agreement;
(iii) has the right to review this Agreement for up to twenty-one (21) days (the "Consideration Period"); (iv) has been advised in writing to consult with counsel of Employee's own choosing regarding the terms of this Agreement prior to executing this Agreement, and has so consulted to the full extent Employee desires; (v) if Employee executes this Agreement, has seven (7) days following the execution of this Agreement to revoke this Agreement (any such revocation will not be effective unless it is in writing and is actually received by Eric Powers, Chief Legal Officer of the Company, eric.powers@trulieve.com, no later than the close of business on the seventh day after execution); (vi) this Agreement shall not become effective or enforceable until the revocation period has expired. Employee acknowledges and agrees that any modifications, material or otherwise, made to this Agreement after it is initially provided to Employee do not restart the running of the consideration period.
22.    Survivorship. In the event Employee dies before all payments and/or obligations have been met under this Agreement, the remaining outstanding sums shall be automatically due and owing and payable according to the payment schedule herein to the Employee's estate.
IN WITNESS WHEREOF, the parties freely and voluntarily execute this Agreement as follows:

COMPANY TRULIEVE CANNABIS CORP. By: /s/ Eric Powers Name: Eric Powers Title: CLO	Employee /s/ Jason Pernell Jason Pernell

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